Exhibit 10.BB(1)

AMENDMENT TO

ALCOA INC.

CHANGE IN CONTROL SEVERANCE PLAN

The Alcoa Inc. Change in Control Severance Plan dated as of January 11, 2002 (the “Plan”) is hereby amended as follows:

1. The following provisions of the Plan shall not apply to any person who becomes an Eligible Employee under the Plan on or after January 1, 2010:

Section 1.18 (iv) Good Reason

“Notwithstanding anything in this Section 1.18 to the contrary, any termination of employment by a Tier I Employee or a Tier II Employee, whether or not voluntary or involuntary, for any reason or for no reason, within a thirty (30) day period commencing on a date six months immediately following a Change in Control shall be deemed to constitute a termination for Good Reason hereunder.”

Section 2.2 Gross-Up Payment

(a) “Whether or not an Eligible Employee incurs a Severance, if any of the payments or benefits received or to be received by the Eligible Employee in connection with a Change in Control or the Eligible Employee’s termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay to the Eligible Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

(b) Subject to the provisions of Section 2.2(c), all determinations required to be made under this Section 2.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Eligible Employee within 15 business days of the receipt of notice from the

Eligible Employee that there has been any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Eligible Employee, whether paid or payable pursuant to this Agreement or otherwise, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Eligible Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.

(c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Eligible Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Eligible Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Eligible Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(d) The Gross-Up Payment shall be paid on the thirtieth (30) day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments are subject to the Excise Tax; provided however, that if the amount of the Gross-Up Payment or any portion thereof cannot be finally determined on or before that day, the Company shall pay to the Eligible Employee on such date an estimate as determined by the

Auditor until such point in time that the final determination of the Gross-up Payment can occur.

(e) The Eligible Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any additional Gross-Up Payment pursuant to Section 2.2(c). Such notification shall be given as soon as practicable but no later than ten (10) business days after the Eligible Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and date on which the Company must respond to contest the claim. If the Company provides timely notice to the Eligible Employee in writing that it desires to contest such claim, the Eligible Employee shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim, as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order effectively to contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Employee harmless on an after-tax basis, for any Excise tax or income tax including interest and penalties with respect hereto) imposed as a result of such representation and payment of cost and expenses. Without limiting the foregoing, the Company shall control all proceedings taken in connection with such contest and at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine. Provided however if the Company directs the Eligible Employee to pay such claim and sue for a refund, the Company shall make such payment on behalf of the Eligible Employee and shall indemnify and hold the Eligible Employee harmless on an after-tax basis from any Excise Tax or income tax imposed with respect to such payment or with respect to such imputed income with respect to such payment and further provided that any extension of the statute of limitation relating to such payment of taxes for the taxable year of the Eligible Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest and reimbursement for the expenses shall be limited to issues with respect to which an additional Gross-Up Payment would be payable hereunder and the Eligible Employee shall be entitled to settle or contest as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If after the Company has made any such payment on behalf of the Eligible Employee, the Eligible Employee becomes entitled to receive any refund with respect to such claims, the Eligible Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Company has made any such payment of behalf of the Eligible Employee pursuant to the above section, a determination is made that the Eligible Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such payment shall not be required to be repaid and the amount of such payment shall off-set to the extent thereof the amount of Gross-Up Payment required to be paid.

(f) In order to comply with Section 409A of the Code, any Gross-Up Payment, as determined pursuant to this Section 2.2, shall in all events be paid by the Company no later than the end of the Eligible Employee’s taxable year next following the Eligible Employee’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 2.2(e) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 2.2, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Eligible Employee, all or any portion of any Gross-Up Payment, and the Eligible Employee hereby consents to such withholding.”

2. Capitalized terms in this amendment shall have the meaning ascribed to them in the Plan.

3. Except as amended herein, the Plan remains in full force and effect.

Dated: January 1, 2010

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